As filed with the Securities and Exchange Commission on November 14, 2022

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	770 Township Line Road Yardley, Pennsylvania 19067	75-3099507
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices) (Zip Code)	(IRS Employer Identification No.)

CROWN HOLDINGS, INC.

2022 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Adam J. Dickstein, Esquire

Senior Vice President, General Counsel and Secretary

Crown Holdings, Inc.

770 Township Line Road

Yardley, Pennsylvania 19067

(Name and address of agent for service)

(215) 698-5100

(Telephone number, including area code, of agent for service)

With a Copy to:

Ian A. Hartman, Esquire

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 2,750,000 shares of common stock, par value $5.00 per share (the “Common Stock”), of Crown Holdings, Inc. (the “Registrant”) that may be issued to participants under the Registrant’s 2022 Stock-Based Incentive Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information in Item 1 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by the Registrant are hereby incorporated herein by reference:

(a) The Registrant’s annual report for the fiscal year ended December  31, 2021, filed on Form 10-K on February 28, 2022.

(b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2021, including, for the avoidance of doubt, the Registrant’s quarterly reports filed on Form  10-Q on April  29, 2022, August  1, 2022, and November 1, 2022, respectively, and the Registrant’s periodic reports filed on Form 8-K on January  11, 2022, January  21, 2022, March  1, 2022, March  17, 2022, March  21, 2022, August  11, 2022, and November  7, 2022 (including the corresponding filing on Form 8-A made on November 7, 2022 in connection therewith), but excluding any information (and any related exhibits) which was furnished but not filed pursuant to Items 2.02 and 7.01 of Form 8-K .

(c) The description of the Common Stock of the Registrant contained in Form 8-B filed with the Commission on May 2, 1989 (Registration No. 1-2227) by Crown Cork & Seal Company, Inc., a Pennsylvania corporation, including any amendment or report filed for the purpose of updating such descriptions, specifically including the report filed by the Registrant on Form 8-K filed with the Commission on February 26, 2003, and the description of the Common Stock of the Registrant contained in Exhibit 4.w of the Registrant’s annual report for the fiscal year ended December 31, 2021, filed on Form 10-K on February 28, 2022.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than any information the Registrant furnishes, rather than files, with the Commission, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a corporation may indemnify its representatives (including directors and officers) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in such capacities, provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation or, in a criminal proceeding, that such representatives had no reasonable cause to believe their conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses actually and reasonably incurred in connection with the defense or settlement, and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

In addition, Section 1744 of the BCL provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, under Section 1743 of the BCL, a corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as such if they are successful on the merits, or otherwise, in the defense of such actions.

Under Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay the amounts advanced, if it is ultimately determined that such person is not entitled to indemnification from the corporation.

Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any provision in the corporation’s articles of incorporation or bylaws, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the BCL permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Sections 1748 and 1749 of the BCL extend the indemnification and advancement of expenses provisions to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans. Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of Title 15 of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

The Registrant’s By-Laws provide that the Registrant shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another business entity, against all liability, loss and expense (including attorney’s fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Registrant.

The Registrant’s By-Laws also provide that expenses incurred by a person who is or was a director or officer in defending (or acting as a witness in) a proceeding shall be paid by the Registrant in advance of the final disposition of such proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the person who is or was a director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant under the Registrant’s By-Laws or applicable law.

Additionally, the Registrant’s By-Laws limit directors’ personal liability for monetary damages for any action taken, or any failure to take any action, unless (a) the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the BCL (relating to standard of care and justifiable reliance) and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, these provisions do not apply to (a) the responsibility or liability of a director pursuant to any criminal statute or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law. Any amendment to this liability limitation provision in the Registrant’s By-Laws shall be prospective only, and shall not adversely affect any then-existing limitation on the personal liability of any director.

The Registrant has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

4.1	Articles of Incorporation of Crown Holdings, Inc., as amended (incorporated by reference to Exhibit 3.a of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50189)).

4.2	Amended and Restated By-Laws of Crown Holdings, Inc. (incorporated by reference to Exhibit 3.ii of the Registrant’s Current Report on Form 8-K, dated March 23, 2020 (File No.000-50189)).

5.1*	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Dechert LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on signature page hereto).

99.1	Crown Holdings, Inc. 2022 Stock-Based Incentive Compensation Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A dated March 21, 2022 (File No. 000-50189)).

107.1*	Filing Fee Table.

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yardley, Commonwealth of Pennsylvania, on November 14, 2022.

CROWN HOLDINGS, INC.

By:	/s/ Christy L. Kalaus
Christy L. Kalaus
Vice President and Corporate Controller

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. Donahue, Kevin C. Clothier and Adam J. Dickstein, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

/s/ Timothy J. Donahue Timothy J. Donahue	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Kevin C. Clothier Kevin C. Clothier	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Christy L. Kalaus Christy L. Kalaus	Vice President and Corporate Controller

/s/ Richard H. Fearon Richard H. Fearon	Director

/s/ Andrea J. Funk Andrea J. Funk	Director

/s/ Stephen J. Hagge Stephen J. Hagge	Director

/s/ James H. Miller James H. Miller	Director

/s/ Josef M. Müller Josef M. Müller	Director

/s/ B. Craig Owens B. Craig Owens	Director

/s/ Angela M. Snyder Angela M. Snyder	Director

/s/ Caesar F. Sweitzer Caesar F. Sweitzer	Director

/s/ Marsha C. Williams Marsha C. Williams	Director

/s/ Dwayne A. Wilson Dwayne A. Wilson	Director